Exhibit 10.9

PROTOKINETIX, INCORPORATED
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") is made and entered into as of December 30, 2016 and made effective as of January 1, 2017 (the "Effective Date"), by and between ProtoKinetix, Incorporated, a Nevada corporation ("Company"), and Clarence E. Smith, an individual ("Consultant").

WHEREAS, the Company is a bio-technology company in the business of developing anti-aging glycoproteins ("AAGP") for the purpose of enhancing cell survival and health in various applications including transplant procedures, engraftment of tissue and cell preservation; and

WHEREAS, the Company and Consultant entered into an agreement to perform services for the Company effective January 1, 2016 and terminating December 31, 2016 (the "Prior Consulting Agreement"); and

WHEREAS, effective January 1, 2017, the Company and Consultant desire to enter into a new agreement to perform certain services for the Company and Consultant has agreed to provide such services, on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1. Services.

(a)   General Services.  During the Term (as defined below) of this Agreement Consultant will provide the Company with such general corporate, administrative, technical and management services as is considered necessary or advisable for the due and proper provision of services as Chief Executive Officer within the normal duties of a CEO (collectively, the "Services").

(b)   Specific Services.  Without limiting the generality of the Services to be provided as set forth above, it is hereby acknowledged and agreed that Consultant will provide the following specific services:

(i)    Supervision of the hiring and conduct of competent personnel as are required for the management of the Company's business and financial affairs;

(ii)   Supervision and direction of the activities of management, staff and consultants as the Company's most senior executive in pursuit of the Company's business plans;

(iii)  Direction and conduct of capital funding projects and resources which are necessarily incidental thereto;

(iv)  Supervision of the preparation and dissemination of business plans and reports to the Board of Directors of the Company and eligible capital funders and bankers; and

(v)  Such other activities as are necessary or incidental to the above from time to time and as requested by the Board of the Directors of the Company.

2. Compensation and Expenses.

(a)  Compensation.  Consultant shall receive compensation equal to $1.00 per year in exchange for the Services provided to the Company (the "Base Compensation").  The Company agrees to pay Consultant on the first day of every year (or the first preceding business day if the date falls on a non-business day) during the Term of this Agreement.

(b)  Expenses.  Promptly upon the completion of each month of Services, but no later than the 10th day of the following month, Consultant shall provide the Company with an invoice for Permitted Expenses (defined below).  Such invoice shall be accurate, complete, and include sufficient detail and receipts to substantiate amounts due hereunder.  Amounts due shall be payable within 30 business days of the Company's receipt of a correct and undisputed invoice from Consultant.  "Permitted Expenses" include the following: (i) when requested by the Company, reasonable expenses for travel, and (ii) other expenses specifically approved by the Company in writing.  Notwithstanding the above, the Company will not be responsible for any single expense in excess of $500 or aggregate expenses in any one month of more than $2,000 without prior written approval of the Company.

(c)  Stock Option.  On the Effective Date, Consultant will receive an option to purchase 5,000,000 shares of common stock of the Company pursuant to the Company's 2017 Stock Option and Stock Bonus Plan and the Stock Option Agreement between the Company and Consultant dated January 1, 2017.

(d)  Bonus.  Consultant shall be entitled to receive a bonus payment equal to 2.5% of the aggregate transaction value of an Application Sale or License of any Patent Rights or Products effected during the Term of this Agreement.  For purposes of this Agreement such terms shall have the following meanings:

(i)    "Patent Rights" means United States provisional patent application no. 62/007,626 related to use of anti-aging glycopeptides to enhance beta cell health, survival and improve transplant outcomes, and all patents issuing from and claiming priority to such application.

(ii)   "Products" means commercial products which contain or are generated by the use of the Patent Rights.

(iii)  "Application Sale or License" means the transfer, assignment, manufacturing, sale, distribution, licensing, sublicensing, leasing or other disposition of the Patent Rights and/or any Products in any or all parts of the world.

3. Ownership.  (a) Ownership of Work Products.  To the extent that the Services provided hereunder include original material subject to copyright (referred to as "Work Product"), Consultant agrees that the Services are done as a "work for hire" as that term is defined under U.S. copyright law, and that as a result, the Company shall own all copyrights in and to the Work Product.  To the extent that the Work Product does not qualify as a work for hire under applicable law, and to the extent that the Work Product includes material subject to copyright, patent, trade secret, or other proprietary right protection, Consultant hereby assigns to the Company, its successors and assigns, all right, title and interest in and to the Work Product, including all copyrights, patents, trade secrets, and other proprietary rights therein (including renewals thereof).  Consultant shall execute and deliver such instruments and take such other action as may be required and requested by the Company to carry out the assignment contemplated by this paragraph.  To the extent permitted by applicable law, Consultant hereby waives all moral rights in and to the Work Product.

(b)   License for Prior Works.  By incorporating into any Services any original work or authorship created prior to this Agreement ("Prior Works"), Consultant thereby grants the Company a worldwide, perpetual, nonexclusive, transferable license to use, distribute, publish, or publicly display such Prior Works and modify such Prior Works as incorporated into the Services.
(c)   Ownership of Equipment.  Unless otherwise expressly set forth elsewhere in this Agreement, any and all tangible equipment, materials, documentation, or other items provided by the Company in connection with this Agreement shall remain the property of the Company.
(d)   Ownership of Intellectual Property.  The Company shall retain title to and all rights in all intellectual property provided by the Company in connection with the Services, including, but not limited to, any know-how related to the Services or products provided or developed in the course of Consultant's Services or the creation of Work Product, such as hardware, software, data, media or other tools or technologies.
4. Confidentiality.

(a)   Nature of Confidential Information.  In this Agreement, "Confidential Information" includes, but is not limited to, information, whether or not in written form, which has a business purpose and is not known or generally available from sources outside the Company or typical of industry practice, including but not limited to, the Company's internal structure, financial affairs, programs, software systems, procedures, manuals, confidential reports, marketing methods, the amount, nature and type of services and methods used and preferred by the Company's vendors and customers and the fees paid by such persons or entities; the identity of the Company's present and prospective customers and vendors; customer and vendor lists; any data relating to a customer or vendor of the Company; the Company's business arrangements and costs; and information regarding earnings, forecasts, reports and technical data of the Company, provided that Confidential Information does not include:

(i)    Information that is in the public domain at the date hereof or becomes part of the public domain after the date hereof through no act or omission of Consultant;

(ii)   Information which Consultant can prove was in its possession prior to the date hereof and was not acquired by Consultant from the Company or any person under a confidentiality obligation to the Company;

(iii)  Documents or information independently developed by or for Consultant; and

(iv)  Information received by Consultant without restriction as to disclosure from a third party who has the lawful right to disclose the same.

(b)  Agreement to Keep Information Confidential.  Consultant acknowledges the confidential and proprietary nature of the Confidential Information, shall keep all Confidential Information in strict confidence and will not disclose or dispose of any Confidential Information to any third party.  Consultant may, however, disclose the Confidential Information to its officers, employees, advisers and agents who need to know the Confidential Information for the purposes of the evaluating and assessing the Confidential Information.  All individuals receiving any Confidential Information under this Agreement shall be directed by Consultant to treat the Confidential Information confidentially pursuant to the terms of this Agreement.  Nothing in this Agreement prevents Consultant from disclosing any Confidential Information as may be required by applicable law, regulation, court order or securities regulatory authority.

(c)  No-Trade.  Consultant acknowledges that it may be in possession of material nonpublic information which is considered to be any information concerning the Company that is both (i) material (meaning the average investor would want to know such information before deciding whether to buy, sell or hold securities of the Company, or, in other words, information that could affect the market price of Company securities); and (ii) nonpublic (meaning the information has not been disclosed in the Company's filings with the SEC or in a press release issued by the Company that has been broadly disseminated to the investing public).  Information is not considered public until the second business day after such disclosure in an SEC filing or press release.  If such material nonpublic information is disclosed to the public, Consultant may not trade in Company securities until the second business day after such disclosure (i.e., the second day after the applicable SEC filing or press release).  The prohibition on trading while in possession of material nonpublic information continues for as long as any information Consultant has is both material and nonpublic and can continue even after Consultant's engagement with the Company has terminated.

5. Termination.

(b)   Term. This Agreement shall commence as of the Effective Date and continue until December 31, 2017 (the "Term").

(c)   Termination for Cause.  The Company will have the right to terminate Consultant upon written notice for Cause.  The term "Cause" means as a result of (i) any breach of any written policy of the Company; (ii) conduct involving moral turpitude, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) Consultant's conviction of, or entry of a plea of nolo contendere to, a felony; or (iv) a material breach of this Agreement.  The term "Cause" shall not mean as a result of the death or disability of Consultant.

(d)   Termination Upon a Change of Control.  This Agreement shall terminate automatically upon a Change of Control of the Company.  Upon termination pursuant to this provision, the Consultant shall be entitled to the Termination Fee set forth in Section 5(d) of this Agreement multiplied by a factor of 2.5% of the aggregate transaction value of the Change of Control.  For purposes of this Agreement, a "Change of Control" shall mean any of the following:

(i)   Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization;

(ii)   Any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred; or

(iii)  The sale, lease, transfer, or other disposition of all or substantially all of the assets of the Company, except where such sale, lease transfer or other disposition is to a wholly owned subsidiary of the Company.

(e)   Payment Upon Termination.  If this Agreement is terminated by the Company (other than for Cause), the Company shall pay the Consultant a termination fee (the "Termination Fee") equal to:

(i)   $100,000 per year of service (including the pro-rata amount for partial years of service); and

(ii)   Treatment of any stock options or warrants held at the time of the Consultant's termination will be governed by the option or warrant agreement granting the same.

(f)   Survival.  In the event of termination of this Agreement for any reason, Sections 3 through 6 shall survive indefinitely.

6. Indemnification.

(a)   Indemnification.  Each party agrees to indemnify and save the other, its  affiliates and their respective directors, officers, consultants and agents (each an "Indemnified Party") harmless from and against any and all losses, claims, actions, suits, proceedings, damages liabilities or expenses of whatsoever nature or kind, including any investigation expenses incurred by any Indemnified Party to which an Indemnified Party may become subject by reason of breach of this Agreement or of law by the defaulting party.  Notwithstanding the above, the Company shall indemnify and hold harmless Consultant from and against any claims, damages, losses or expenses incurred by Consultant which arise out of any acts or omissions taken in good faith by Consultant in connection with or related to Consultant's performance of the Services.

7. General Terms.

(a)   Return of Work Product.  Consultant agrees, promptly upon completion of the Services or other termination of this Agreement, to deliver to the Company all Work Product and to return all notes, designs, code, storage devices, documents and any other Company materials, including Confidential Information.  Consultant shall not retain any such materials without the Company's written approval.

(b)   No Employer-Employee Relationship.  The Company and Consultant understand, acknowledge, and agree that Consultant's relationship with the Company will be that of an "independent contractor" and not that of an employee.  Contractor will be an "independent contractor" and Contractor will be entitled to work at such times and places as Contractor determines appropriate, will not be under the direction or control of the Company or the manner in which Contractor performs the Services.  Consultant will not be entitled to any of the benefits which the Company may make available to its employees (which benefits may in the future include, but not be limited to, group health or life insurance, profit-sharing or retirement benefits).

(c)   Taxes.  Consultant is and will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority (including, but not limited to Social Security, federal, state, Medicare, and all of other taxes) with respect to the performance of Services and receipt of fees under this Agreement.  No part of the compensation payable to Consultant will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes.  If required by the Company, Consultant shall prepare and sign such documents affirming Consultant's citizenship and residency for tax purposes.

(d)   Client Solicitation.  While providing Services to the Company, Consultant shall not solicit work, remuneration or other benefits of any kind directly from any the Company contacts or affiliates without the express, prior written consent of the Company.

(e)   Notices.  All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by email, next-day courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

If to the Company: ProtoKinetix, Incorporated Attn: Susan Woodward, CFO 9176 South Pleasants Highway St. Marys, WV 26170 Tel: 304-299-5070 Email: swoodward@protokinetix.com	With a copy to: Burns Figa & Will PC Attn: Victoria B. Bantz, Esq. 6400 S. Fiddlers Green Cir., #1000 Greenwood Village, CO 80111 Tel: 303-796-2626 Email: vbantz@bfwlaw.com

If to Consultant: Clarence Smith 1845 Country Road #214 St. Augustine, FL 32084 Tel: 304-210-7770 Email: csmith@protokinetix.com

(f)   Assignment.  This Agreement may not be assigned by either party without prior written consent of the other.

(g)   Entire Agreement. This Agreement, not including any other agreement pursuant to which securities of the Company are issued to Consultant, represents the entire agreement between the parties and supersedes all prior negotiations, representations, agreements, arrangements, and understandings, if any, either written or oral, between the parties with respect to the subject matter of this Agreement, none of which shall be used to interpret or construe this Agreement.  If any term, covenant, condition or provision of this Agreement or the documents and instruments executed and delivered in connection herewith is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(h)   Law Governing.  This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado even though Consultant may perform services or reside in other states or countries.

(i)   Amendments.  Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

(j)   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement.  All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.  In all other respects, this Agreement shall continue to remain in full force and effect.  Facsimile or .pdf transmissions containing signatures shall be considered delivery and shall be deemed binding.

(k)   Remedies. As the violation by Consultant of the provisions of Sections 3 and/or 4 of this Agreement would cause irreparable injury to the Company, and there is no adequate remedy at law for such violation, the Company shall have the right to seek specific performance or injunctive relief against Consultant without the posting of a bond or other security.  The remedies available with respect to the rights and obligations under this Agreement are cumulative, and this section shall not be construed to limit in any manner whatsoever any other rights or remedies that may be available for any breach of this Agreement.

8. Venue.  All disputes arising out of or relating to this Agreement and all actions to enforce this Agreement shall be adjudicated in the state or federal courts sitting in Denver, Colorado.  The parties hereto irrevocably submit to the jurisdiction of such courts in any suit, action or proceeding relating to any such dispute.  So far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process or as permitted by law, shall be necessary in order to confer jurisdiction upon the undersigned in any such court.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date first written above.

ProtoKinetix, Incorporated By: /s/ Suasan M. Woodward Susan M. Woodward, CFO	Consultant /s/ Clarence E. Smith Clarence E. Smith